UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported) September 13, 2010

OTIX GLOBAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4246 South Riverboat Road, Suite 300
Salt Lake City, UT 84123
(Address of principal executive offices)

(801) 312-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On April 28, 2009, pursuant to Form 8-K, Otix Global, Inc. (“Otix”) (formerly known as Sonic Innovations, Inc.), announced the recognition of a goodwill and asset impairment charge of approximately $14.7 million in the first quarter of 2009 related to its wholly-owned Sonic Innovations GmbH subsidiary in Germany.  From April 2009, Otix has continued to work under the modified legislative and regulatory changes in Germany, including engaging in lobbying and on-going discussions with members of Parliament and regulators to obtain favorable changes to the modified laws and regulations.  Otix has also engaged in continuous negotiations with insurance company representatives to secure business under the prevailing rules and regulations.  These efforts have resulted in little progress, and the ongoing political and regulatory roadblocks have continued to erode the performance and certainty of the business prospects of Sonic Innovations GmbH.  As a result, on September 13, 2010 Otix announced that it is discontinuing selling products in the German market and will wind-down the operation of its German subsidiary over the next four to six months.

Otix estimates that charges and cash expenditures related to the wind-down will be in excess of $3 million, excluding inventory related charges, which are currently under review.

As Otix previously announced in its Form 8-K dated September 13, 2010, it has entered into an Agreement and Plan of Merger with William Demant Holdings A/S, which is expected to be completed between mid-November and the end of 2010.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Otix Global, Inc. press release dated September 13, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2010

OTIX GLOBAL, INC.

/s/ Michael M. Halloran

Michael M. Halloran
Vice President and Chief Financial Officer